 NEWS RELEASE

For Immediate Release
October 27, 2009

Canwest seeks Court approval of transition of National Post and re-alignment of certain shared services

WINNIPEG – Canwest Global Communications Corp. (the “Company” or “Canwest”) announced today that an agreement has been reached between Canwest, Canwest Limited Partnership (“Canwest LP”) and Canwest Media Inc. (“CMI”) for the transition of the assets and business of the National Post to Canwest Publishing Inc. (“CPI”) through a newly-incorporated, wholly-owned subsidiary of CPI.

Under the terms of the agreement, all employees of National Post will be offered employment with the new company, which will also assume the National Post’s obligations and liabilities under the National Post’s pension plan.

The agreement is part of the Company’s structured and orderly recapitalization process to properly align the provision and cost allocation of certain shared services between CMI and Canwest LP.

Shared service agreements that govern content sharing between CMI and Canwest LP and allow for consolidated and co-ordinated advertising sales will continue under the re-alignment until at least August 31, 2010. To date, the attractiveness of a co-ordinated advertising sales effort has been widely endorsed by the marketplace. CMI and Canwest LP will be able to negotiate continuing arrangements to be put in place beyond their scheduled expiry date.

The transition of the business of the National Post and the re-alignment of shared services are conditional upon, among other things, the approval of lenders under Canwest LP’s credit facility, CIT Business Credit Canada Inc. as lender to CMI, and the ad hoc committee of holders of 8% senior subordinated notes of CMI, and the receipt of approval and a vesting order from the Ontario Superior Court of Justice.

More information about Canwest’s restructuring can be found at www.canwest.com.

Forward Looking Statements:

This news release contains certain forward-looking statements about the objectives, strategies, financial conditions, results of operations and businesses of Canwest. Statements that are not historical facts are forward-looking and are subject to important risks, uncertainties and assumptions.  These statements are based on our current expectations about our business and the markets in which we operate, and upon various estimates and assumptions.  The results or events predicted in these forward-looking statements may differ materially from actual results or events if known or unknown risks, trends or uncertainties affect our business, or if our estimates or assumptions turn out to be inaccurate.  As a result, there is no assurance that the circumstances described in any forward-looking statement will materialize.  Significant and reasonably foreseeable factors that could cause our results to differ materially from our current expectations are discussed in the section entitled "Risk Factors" contained in our Annual Information Form for the year ended August 31, 2008 dated November 24, 2008 filed by Canwest Global Communications Corp. with the Canadian securities commissions (available on SEDAR at  www.sedar.com ), as updated in our most recent Management's Discussion and Analysis for the nine months ended May 31, 2009. Unless required by law, we disclaim any intention or obligation to update any forward-looking statement even if new information becomes available, as a result of future events or for any other reason.

About Canwest Global Communications Corp.

Canwest Global Communications Corp. (www.canwest.com) is Canada’s largest media company. In addition to owning the Global Television Network, operating 18 industry-leading specialty channels and having ownership in 5 specialty channels, Canwest is Canada’s largest publisher of English language paid daily newspapers and owns and operates more than 80 online properties.

For further information:

Media Contact:
John Douglas, Senior Vice President, Public Affairs
Tel: (204) 953-7737
jdouglas@canwest.com

Investor Contact:
Hugh Harley, Director, Investor Relations
Tel: (204) 953-7731
hharley@canwest.com